Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS THIRD-QUARTER RESULTS

RICHMOND, Va., November 2, 2009 – Tredegar Corporation (NYSE:TG) reported third-quarter net income from continuing operations of $11.0 million (32 cents per share) compared to $11.1 million (33 cents per share) in the third quarter of 2008.  Earnings from continuing manufacturing operations in the third quarter were $10.6 million (31 cents per share) versus $6.1 million (18 cents per share) last year.  Third-quarter sales from continuing operations decreased to $175.7 million from $228.7 million in 2008.
A summary of results for continuing operations for the three and nine months ended September 30, 2009 and 2008 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Sales	$175.7	$228.7	$486.8	$691.2

Income (loss) from continuing operations as reported under generally accepted accounting principles (GAAP)	$11.0	$11.1	$(11.3)	$23.7
After-tax effects of:
Goodwill impairment relating to aluminum extrusions business	-	-	30.6	-
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	-	-	.9	3.8
(Gains) losses from sale of assets and other items	(.4)	(5.0)	3.5	(5.8)
Income from continuing manufacturing operations*	$10.6	$6.1	$23.7	$21.7

Diluted earnings (loss) per share from continuing operations as reported under GAAP	$.32	$.33	$(.33)	$.69
After-tax effects per diluted share of:
Goodwill impairment relating to aluminum extrusions business	-	-	.90	-
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	-	-	.01	.11
(Gains) losses from sale of assets and other items	(.01)	(.15)	.12	(.17)
Diluted earnings per share from continuing manufacturing operations*	$.31	$.18	$.70	$.63

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations.  Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its continuing manufacturing businesses.  They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

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TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Our films business had a strong quarter with the improvement in ongoing operating profit primarily led by increased demand for surface protection and personal care materials and the benefits from a continued focus on cost reduction efforts and productivity gains.  While results of our films business are positive, we remain cautious due to the current global economic climate.”

“The environment for our aluminum business continues to be difficult.  Shipments were down in most markets as volume in the third quarter declined 30% from the third quarter of 2008.  The timing of any recovery in the nonresidential construction market, which accounted for approximately 72% of our aluminum volume in 2008, remains uncertain.  As a result, our short-term focus in the aluminum business continues to be on reducing our breakeven point.”

Mr. Gottwald further stated:  “Our balance sheet remains strong which positions us well for opportunities that may result as business conditions improve.”

MANUFACTURING OPERATIONS

Film Products

Third-quarter net sales (sales less freight) in Film Products were $123.4 million, down 5.9% from $131.2 million in the third quarter of 2008, while operating profit from ongoing operations increased to $21.8 million in the third quarter of 2009 from $10.5 million in 2008.  Volume was 55.2 million pounds in the third quarter of 2009, down 1.5% from 56.1 million pounds in the third quarter of 2008.  Net sales, operating profit and volume in the second quarter of 2009 were $107.8 million, $14.2 million and 49.6 million pounds, respectively.

Net sales declined in the third quarter of 2009 compared with the third quarter of 2008 primarily due to the impact of lower selling prices from the pass-through of reduced resin prices and unfavorable changes in the U.S. dollar value of currencies for operations outside of the U.S., partially offset by the favorable effect of a change in product mix driven mostly by an increase in sales of high-value surface protection materials.  Higher sales on a sequential quarter basis, most notably in surface protection and personal care materials, are believed to include a rebuilding of inventory at the customer level.  Operating profit from ongoing operations increased in the third quarter of 2009 versus the same period in 2008 due primarily to the positive impact of the change in product mix noted above, cost reduction efforts, productivity gains and the lag in the pass-through of substantially higher resin costs in 2008, partially offset by the unfavorable effect of currency changes.

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TREDEGAR EARNINGS, page 3

Net sales in Film Products for the first nine months of 2009 were $336.0 million, a decrease of 15.8% from $399.0 million for the same period in 2008.  Operating profit from ongoing operations was $49.0 million in the first nine months of 2009, up 41.1% from $34.7 million in the first nine months of last year.  Volume was 154.1 million pounds in the first nine months of 2009, down 9.8% from 170.8 million pounds in the first nine months of 2008.

Net sales in the first nine months of 2009 declined primarily due to lower volume in all market segments, most notably personal care materials and packaging films, and the factors noted above for the current quarter.  Operating profit from ongoing operations increased in the first nine months of 2009 versus the same period in 2008 as cost reduction efforts, productivity gains and the lag in the pass-through of lower resin costs offset lower volumes and the unfavorable effect of currency changes.

The company estimates that the impact on operating profit of the lag in the pass-through of changes in average resin costs was a negative $1.3 million and a negative $4.0 million in the third quarters of 2009 and 2008, respectively.  The estimated impact of resin pass-through lag was a positive $1.7 million in the first nine months of 2009 and a negative $7.2 million in the first nine months of 2008.  The company estimates that changes in the U.S. dollar value of currencies for operations outside of the U.S. had an unfavorable impact on operating profit of $857,000 in the third quarter of 2009 compared to the third quarter of 2008, and an unfavorable impact of approximately $2.4 million in the first nine months of 2009 compared with 2008.

Capital expenditures in Film Products were $9.1 million in the first nine months of 2009 compared with $9.5 million in the first nine months of 2008, and are projected to be approximately $15 million in 2009.  Depreciation expense was $24.0 million in the first nine months of 2009 compared with $26.3 million in the first nine months of last year, and is projected to be approximately $33 million in 2009.

Aluminum Extrusions

Third-quarter net sales from continuing operations in Aluminum Extrusions were $47.6 million, down 48.3% from $92.1 million in the third quarter of 2008.  Operating losses from ongoing U.S. operations were $927,000 in the third quarter of 2009, a change of $4.8 million from operating profits of $3.9 million in the third quarter of 2008.  Volume from continuing operations was 24.7 million pounds in the third quarter of 2009, down 30.0% from 35.3 million pounds in the third quarter of 2008.

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TREDEGAR EARNINGS, page 4

Net sales in Aluminum Extrusions for the first nine months of 2009 declined 49.6% to $139.1 million from $275.8 million in the first nine months of 2008.  Operating losses from ongoing U.S. operations were $2.1 million in the first nine months of 2009, a $9.9 million change from operating profits of $7.8 million in the first nine months of last year.  Volume was 72.4 million pounds in the first nine months of 2009, down 32.9% from 107.9 million pounds in the first nine months of 2008.

The net sales declines in the third quarter and first nine months of 2009 compared with last year were mainly due to lower sales volume and lower average selling prices driven by lower average aluminum costs.  Weak market conditions led to decreased shipments in most markets.  Operating losses from ongoing U.S. operations reported in the third quarter and first nine months of the year were primarily driven by lower sales volumes.

Capital expenditures for continuing operations in Aluminum Extrusions were $14.6 million in the first nine months of 2009 compared with $4.3 million in the first nine months of last year.  Capital expenditures are projected to be approximately $21 million in 2009, of which $17 million relates to the 18-month project to expand capacity in the plant in Carthage, Tennessee announced in January 2008.  This new capacity will be dedicated to serving customers in the nonresidential construction sector.  Depreciation expense was $5.6 million in the first nine months of 2009 compared with $6.0 million in the same period of last year, and is projected to be approximately $7.6 million in 2009.

OTHER ITEMS

Net pension income from continuing operations was $1.0 million in the third quarter and $2.5 million in the first nine months of 2009, a favorable change of $417,000 (1 cent per share after taxes) and an unfavorable change of $1.2 million (2 cents per share after taxes), respectively, from amounts recognized in the comparable periods of 2008.  Most of the change in pension income is reflected in “Corporate expenses, net” in the operating profit by segment table.  The Company contributed approximately $122,000 to its pension plans for continuing operations in 2008 and expects to contribute a similar amount in 2009.  Corporate expenses, net in the third quarter and first nine months of 2009 increased in comparison to 2008 primarily due to adjustments made to accruals for certain performance-based compensation programs and the unfavorable change in pension income noted above.

Interest expense, which includes the amortization of debt issue costs, was $197,000 in the third quarter of 2009, compared to $483,000 in the third quarter of 2008, and $585,000 and $1.9 million in the first nine months of 2009 and 2008, respectively, primarily due to lower average debt levels and lower average interest rates in 2009.

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TREDEGAR EARNINGS, page 5

The effective tax rate used to compute income taxes from continuing manufacturing operations was 36.8% in the third quarter of 2009 compared with 43.6% in the third quarter of 2008, and 35.0% in the first nine months of 2009 compared with 39.3% in the first nine months of 2008.  The decrease in the effective tax rate for continuing manufacturing operations for 2009 versus 2008, which had a favorable impact of approximately 3 cents per share during the third quarter and a favorable impact of approximately 5 cents per share in the first nine months, was primarily due to the recognition of a net tax benefit related to the reversal of income tax contingency accruals upon the favorable conclusion of IRS and state tax examinations through 2003 recognized in the second quarter of 2009, lower effective rates for operations outside the U.S., lower state income taxes and higher research and development tax credits.

Overall results for continuing operations for the quarter and year-to-date periods include special items.  After-tax charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were an after-tax net gain of 1 cent and 15 cents per share in the third quarters of 2009 and 2008, respectively, and an after-tax net loss of 13 cents in the first nine months of 2009 and an after-tax net gain of 6 cents per share in the first nine months of 2008.  In addition, a non-cash goodwill impairment charge of $30.6 million (after-tax), or 90 cents per share, was recorded for Aluminum Extrusions in the first quarter of 2009.  Further details regarding these items are provided in the financial tables included with this press release.

Tredegar’s investment in Harbinger Capital Partners Special Situations Fund, L.P. had a reported capital account value of $11.5 million at September 30, 2009, compared with $10.1 million at December 31, 2008.  This investment has a carrying value in Tredegar’s balance sheet of $10.0 million, which represents the amount invested on April 2, 2007.

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CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net cash (cash and cash equivalents in excess of debt) was $80.4 million at September 30, 2009, compared with net cash of $23.3 million at December 31, 2008.  Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $93.7 million in the twelve months ended September 30, 2009, down from $98.0 million in the year ended December 31, 2008.  See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,”  “may” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2008 Annual Report on Form 10-K filed with the SEC.  Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

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Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Sales	$175,662	$228,709	$486,843	$691,197
Other income (expense), net (a) (d) (e)	300	7,709	1,657	8,929
	175,962	236,418	488,500	700,126

Cost of goods sold (a)	135,779	195,438	386,652	585,926
Freight	4,692	5,450	11,791	16,348
Selling, R&D and general expenses	18,621	16,629	53,171	52,737
Amortization of intangibles	30	30	90	93
Interest expense	197	483	585	1,921
Asset impairments and costs associated with exit and disposal activities (a)	-	-	1,482	5,159
Goodwill impairment charge (b)	-	-	30,559	-
	159,319	218,030	484,330	662,184

Income from continuing operations before income taxes	16,643	18,388	4,170	37,942
Income taxes (e)	5,647	7,310	15,504	14,214
Income (loss) from continuing operations	10,996	11,078	(11,334)	23,728
Loss from discontinued operations (f)	-	-	-	(930)

Net income (loss) (c)	$10,996	$11,078	$(11,334)	$22,798

Earnings (loss) per share:
Basic:
Continuing operations	$.32	$.33	$(.33)	$.70
Discontinued operations	-	-	-	(.03)
Net income (loss)	$.32	$.33	$(.33)	$.67
Diluted:
Continuing operations	$.32	$.33	$(.33)	$.69
Discontinued operations	-	-	-	(.03)
Net income (loss)	$.32	$.33	$(.33)	$.66

Shares used to compute earnings (loss) per share:
Basic	33,878	33,672	33,873	34,042
Diluted	33,922	33,903	33,873	34,262

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TREDEGAR EARNINGS, page 9

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Net Sales
Film Products	$123,397	$131,187	$335,984	$399,030
Aluminum Extrusions	47,573	92,072	139,068	275,819
Total net sales	170,970	223,259	475,052	674,849
Add back freight	4,692	5,450	11,791	16,348
Sales as shown in the Consolidated Statements of Income	$175,662	$228,709	$486,843	$691,197

Operating Profit (Loss)
Film Products:
Ongoing operations	$21,750	$10,454	$48,978	$34,719
Plant shutdowns, asset impairments, restructurings and other (a)	-	-	(660)	(4,649)

Aluminum Extrusions (f):
Ongoing operations	(927)	3,861	(2,090)	7,809
Goodwill impairment charge (b)	-	-	(30,559)	-
Plant shutdowns, asset impairments, restructurings and other (a)	(111)	-	(1,417)	(615)

AFBS:
Gain on sale of investments in Theken Spine and Therics, LLC (d)	-	1,499	150	1,499
Total	20,712	15,814	14,402	38,763
Interest income	215	209	649	655
Interest expense	197	483	585	1,921
Gain on the sale of corporate assets (e)	-	1,001	404	1,001
Gain from write-up of an investment accounted for under the fair value method (e)	-	5,000	-	5,000
Stock option-based compensation costs	424	178	1,227	516
Corporate expenses, net (a)	3,663	2,975	9,473	5,040
Income before income taxes	16,643	18,388	4,170	37,942
Income taxes (e)	5,647	7,310	15,504	14,214
Income (loss) from continuing operations	10,996	11,078	(11,334)	23,728
Loss from discontinued operations (f)	-	-	-	(930)
Net income (loss) (c)	$10,996	$11,078	$(11,334)	$22,798

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008
Assets

Cash & cash equivalents	$82,053	$45,975
Accounts & notes receivable, net	85,840	91,400
Income taxes recoverable	1,300	12,549
Inventories	30,663	36,809
Deferred income taxes	6,055	7,654
Prepaid expenses & other	3,933	5,374
Total current assets	209,844	199,761

Property, plant & equipment, net	233,219	236,870
Other assets	40,692	38,926
Goodwill & other intangibles (b)	104,729	135,075
Total assets	$588,484	$610,632

Liabilities and Shareholders' Equity

Accounts payable	$57,737	$54,990
Accrued expenses	35,129	38,349
Current portion of long-term debt	862	529
Total current liabilities	93,728	93,868

Long-term debt	746	22,173
Deferred income taxes	53,279	45,152
Other noncurrent liabilities	25,691	29,023
Shareholders' equity	415,040	420,416
Total liabilities and shareholders' equity	$588,484	$610,632

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(11,334)	$22,798
Adjustments for noncash items:
Depreciation	29,607	32,844
Amortization of intangibles	90	93
Goodwill impairment charge	30,559	-
Deferred income taxes	3,647	17,515
Accrued pension income and postretirement benefits	(2,219)	(3,354)
Loss on asset impairments and divestitures	-	3,337
Gain on the write-up of an investment accounted for under the fair value method (e)	-	(5,000)
Gain on sale of assets	(1,004)	(2,500)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	7,087	(22,101)
Inventories	7,088	16,430
Income taxes recoverable	11,249	(13,544)
Prepaid expenses and other	1,466	(1,600)
Accounts payable and accrued expenses	10,425	12,120
Other, net	(1,154)	3,359
Net cash provided by operating activities	85,507	60,397
Cash flows from investing activities:
Capital expenditures (including settlement of related accounts payable of $1,709 in 2009)	(25,507)	(13,849)
Proceeds from the sale of the aluminum extrusions business in Canada (net of cash included in sale and transaction costs)	-	23,616
Proceeds from the sale of assets and property disposals	1,118	3,682
Investments	-	(2,059)
Net cash provided by (used in) investing activities	(24,389)	11,390
Cash flows from financing activities:
Dividends paid	(4,071)	(4,090)
Debt principal payments	(21,094)	(75,657)
Borrowings	-	22,000
Repurchases of Tredegar common stock (including settlement of payable of $3,368 in 2008)	(1,523)	(19,792)
Proceeds from exercise of stock options and other	224	4,069
Net cash used in financing activities	(26,464)	(73,470)
Effect of exchange rate changes on cash	1,424	90
Increase (decrease) in cash and cash equivalents	36,078	(1,593)
Cash and cash equivalents at beginning of period	45,975	48,217
Cash and cash equivalents at end of period	$82,053	$46,624

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TREDEGAR EARNINGS, page 12

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended September 30, 2009
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$68.2	$0.2	$68.4
Allocation of corporate overhead	(12.3)	(2.3)	(14.6)
Add back depreciation and amortization from continuing operations	32.3	7.6	39.9
Adjusted EBITDA from continuing operations (g)	$88.2	$5.5	$93.7

Selected balance sheet and other data as of September 30, 2009:
Net debt (cash) (h)	$(80.4)
Shares outstanding	33.9

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2009 include:
•
Pretax losses of $111,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2009 include:
•
Pretax charges of $1.6 million for severance and other employee-related costs in connection with restructurings in Film Products ($1.1 million), Aluminum Extrusions ($369,000) and corporate headquarters ($178,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table);

•
Pretax losses of $1.5 million associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

•
Pretax gain of $276,000 (included in "Cost of goods sold" in the condensed consolidated statements of income) related to the reduction of future environmental costs expected to be incurred by Aluminum Extrusions;

•
Pretax gain of $275,000 on the sale of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown films manufacturing facility in LaGrange, Georgia;

•
Pretax gain of $175,000 on the sale of a previously shutdown aluminum extrusions manufacturing facility in El Campo, Texas (included in "Other income (expense), net" in the condensed consolidated statements of income); and

•	Pretax gain of $149,000 related to the reversal to income of certain inventory impairment accruals in Film Products.

There were no plant shutdowns, asset impairments, restructurings and other charges in the third quarter of 2008.  Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2008 include:
•	Pretax charges of $2.7 million for severance and other employee-related costs in connection with restructurings in Film Products ($2.2 million) and Aluminum Extrusions ($510,000);
•	Pretax charges of $2.5 million for asset impairments in Film Products; and
•
A pretax charge of $105,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

(b)
Goodwill impairment charge of $30.6 million ($30.6 million after taxes) was recognized in Aluminum Extrusions in the first quarter of 2009 upon completion of an impairment analysis performed as of March 31, 2009.  This non-cash charge, as computed under U.S. generally accepted accounting principles, resulted from the estimated adverse impact on the business unit's fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

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(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $15.3 million in the third quarter of 2009 and income of $1.3 million in the third quarter 2008.  Comprehensive income (loss) was a loss of $1.1 million in the first nine months of 2009 and income of $13.1 million in the nine months of 2008. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service cost and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service cost and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)
Gain on the sale of investments in Theken Spine and Therics, LLC includes a post-closing contractual adjustment of $150,000 in 2009 and a gain of $1.5 million on the sale of the investments received at closing in 2008.  These amounts are included in "Other income (expense), net" in the condensed consolidated statements of income. AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)
Gain on sale of corporate assets in the first nine months of 2009 includes a realized gain on the sale of corporate real estate ($404,000) in the first quarter of 2009.  Gain on the sale of corporate assets in 2008 includes a realized gain related to the sale of equity securities ($509,000) and a realized gain on the sale of corporate real estate ($492,000), both in the third quarter of 2008. These gains are included in "Other income (expense), net" in the condensed consolidated statement of income.  The unrealized gain from the write-up of an investment accounted for under the fair value method of $5.0 million in 2008 is also included in "Other income (expense), net" in the condensed consolidated statements of income.  The write-up was based on the valuation of Tredegar's investment implied from the term sheet of a new round of equity financing for the investee.

Income taxes for 2009 include the recognition of valuation allowances of $3.3 million (which includes a partial reversal of $476,000 recognized in the third quarter) related to expected limitations on the utilization of assumed capital losses on certain investments. Income taxes for the first nine months of 2008 include the partial reversal of a valuation allowance recognized in the third quarter of 2007 of $1.1 million that originally related to expected limitations on the utilization of assumed capital losses on certain investments.  The portion of the 2007 valuation allowance reversed in the third quarter of 2008 was $150,000.

(f)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25.0 million to an affiliate of H.I.G. Capital.  The purchase price was subject to adjustment based upon the actual working capital of the business at the time of sale.  All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(In thousands)	2009	2008	2009	2008

Income (loss) from operations before income taxes	$-	$-	$-	$(391)
Income tax cost (benefit) on operations	-	-	-	(98)
	-	-	-	(293)
Loss associated with asset impairments and disposal activities	-	-	-	(1,337)
Income tax cost (benefit) on asset impairments and costs associated with disposal activities	-	-	-	(700)
	-	-	-	(637)
Income (loss) from discontinued operations	$-	$-	$-	$(930)

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TREDEGAR EARNINGS, page 14

(g)
Adjusted EBITDA for the twelve months ended September 30, 2009, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-downs and write-ups, charges related to stock option awards accounted for under the fair value-based method and other items.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow.  We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA.  We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h)	Net debt (cash) is calculated as follows (in millions):
Debt	$1.6
Less: Cash and cash equivalents	(82.0)
Net debt (cash)	$(80.4)

Net debt or cash is not intended to represent debt or cash as defined by GAAP.  Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

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